                                                                    Exhibit 23.2


The Partners and Board of Directors
Adams Outdoor Advertising Limited Partnership

The audits referred to in our report dated March 18, 1998, included the related financial statement schedule II - Valuation and Qualifying Accounts as of December 31, 1997 and for each of the years in the two-year period ended December 31, 1997, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP


Atlanta, Georgia

October 22, 1999